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PROSPECTUS SUPPLEMENT TO                        Filed Pursuant to Rule 424(b)(3)
PROSPECTUS DATED SEPTEMBER 24, 1999             SEC File No. 333-76837


                           RANGE RESOURCES CORPORATION

                                  90,661 SHARES

                                  COMMON STOCK

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          The date of this Prospectus Supplement is September 29, 2000.

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         Range Resources Corporation ("the Company") is offering 90,661 shares of common stock to Van D. Greenfield, Inc., a New York corporation, at a price of $4.5238 per share. The Company will receive proceeds of $410,131.05 in the offering.

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         Then Company's common stock is listed on the New York Stock Exchange under the symbol "RRC."

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         The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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         The following information supplements the Prospectus dated September
24, 1999 of Range Resources Corporation, a Delaware corporation (the "Company"), relating to the offering of up to $125,000,000 in debt securities, preferred stock, depositary shares, warrants, guarantees of debt securities and common stock of the Company, par value $.01 per share (the "Common Stock"), by the Company from time to time and 6,221,343 presently outstanding shares of Common Stock of the Company from time to time by certain stockholders.

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         You should rely only on the information contained in or incorporated into this document. We have not authorized anyone to provide you with information that is different from that contained in this document. This document is not an offer to sell the common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted. The information contained in this document is accurate only as of the date hereof, regardless of the time of delivery of this document or of any sale of the common stock.